CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the William Blair Funds and to the use of our report dated December 21, 2020 on the financial statements and financial highlights of ICM Small Company Portfolio, a series of shares of beneficial interest in The Advisors’ Inner Circle Fund. Such financial statements and financial highlights appear in the October 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP
Philadelphia, Pennsylvania May 21, 2021